Exhibit 10.1

Piper Jaffray Companies
$120,000,000
Variable Rate Senior Notes due December 31, 2010

Note Purchase Agreement

Dated December 31, 2009

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Section	Heading	Page
Section 22.4.	Severability	32
Section 22.5.	Construction, etc.	32
Section 22.6.	Counterparts	32
Section 22.7.	Governing Law	32
Section 22.8.	Jurisdiction and Process; Waiver of Jury Trial	33
Section 22.9.	Piper Jaffray & Co. Execution	33

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Exhibit A-1	—	Form of Variable Rate Senior Note due December 31, 2010

Exhibit A-2	—	Form of Global Notes

Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Company

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Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, Minnesota 55402
Variable Rate Senior Notes due December 31, 2010
December 31, 2009
To each of the Purchasers Listed in
     Schedule A Hereto:
Ladies and Gentlemen:
     PIPER JAFFRAY COMPANIES, a Delaware corporation (the “Company”), agrees with each of the purchasers whose name appears at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:
Section 1. Authorization of Notes.
     Section 1.1. Description of Notes. The Company will authorize the issue and sale of $120,000,000 aggregate principal amount of its Variable Rate Senior Notes due December 31, 2010 (the “Notes”, such term to include any such notes issued in substitution therefor (including Global Notes) pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit A-1 or A-2, as applicable. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     Section 1.2. Interest Rate. The Notes shall bear interest (computed on the basis of actual days elapsed and a 360-day year) (a) on the unpaid balance thereof at the rate per annum equal to the Interest Rate from the date thereof, payable on the last day of March, June, September and December in each year (each, an “Interest Payment Date”) and at maturity, commencing on March 31, 2010 until the principal thereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal and on any overdue payment of interest, at a rate per annum from time to time equal to 2% over the rate of interest set forth in clause (a), payable quarterly on each Interest Payment Date, as aforesaid (or at the option of the registered holder thereof, on demand). Interest payable on each Interest Payment Date will be paid to the holders of the Notes as of the immediately preceding Record Date. “Record Date” means, with respect to any Interest Payment Date, the tenth Business Day prior to such Interest Payment Date.

Section 2. Sale and Purchase of Notes.
          Subject to the terms and conditions of this Agreement, the Company will issue and sell to Piper Jaffray & Co. as “Initial Purchaser” Notes in the aggregate principal amount of $120,000,000 at the purchase price of 100% of the principal amount thereof, and Initial Purchaser will sell to each Purchaser and each Purchaser will purchase from the Initial Purchaser, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 3. Closing.
          The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Faegre & Benson LLP, 90 South 7th Street, Suite 2200, Minneapolis, Minnesota 55402, at 10:00 a.m., Minneapolis time, at a closing (the “Closing”) on December 31, 2009. At the Closing, the Initial Purchaser will deliver to each Purchaser through the DTC book-entry system pursuant to Section 13.4 (in denominations of at least $500,000 as such Purchaser may request) beneficial interests in the Notes, which shall be evidenced by a Global Note dated the date of the Closing and registered in the name of Cede & Co., as nominee of DTC, against delivery by such Purchaser to the Initial Purchaser or its order of immediately available funds in the amount of the purchase price therefor by same day settlement process through DTC. If at the Closing the Initial Purchaser shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
Section 4. Conditions to Closing.
          Such Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.
     Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since December 18, 2009 that would have been prohibited by Sections 10.1 through 10.4 had such Sections applied since such date.

     Section 4.3. Compliance Certificates.
          (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.
          (b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.
          Section 4.4. Opinion of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing from Faegre & Benson LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers).
     Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Initial Purchaser shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.
     Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel, Latham & Watkins LLP, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
     Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
     Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

     Section 4.10. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5. Representations and Warranties of the Company.
          The Company represents and warrants to each Purchaser that:
     Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
     Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3. Disclosure. This Agreement and the documents, certificates or other writings delivered to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to the date hereof being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2008, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

     Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.
          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
          (d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
     Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
     Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except for the filing with the SEC of a Current Report on Form 8-K and a Form D.
     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as identified under “Legal Proceedings” in Part I, Item 3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and updated in subsequent reports filed with the SEC, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, if determined adversely to the Company or any Subsidiary, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2005.

     Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
          (b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
          (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
     Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.
          (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

          (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
          (d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
          (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
     Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf (including the Initial Purchaser) has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers. Neither the Company nor anyone acting on its behalf (including the Initial Purchaser) has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to the Initial Purchaser to fund, in part, the acquisition of the capital stock of Advisory Research, Inc. If such acquisition is not consummated, the Company may use the proceeds of the sale of the Notes for other corporate purposes of the Company. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Consolidated Funded Indebtedness of the Company and its Subsidiaries as of the date hereof (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
          (b) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.
     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
          (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
          (d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.19 Other Securities. Within the preceding six months, neither the Company nor any other person acting on behalf of the Company (including the Initial Purchaser) has offered or sold to any person any Notes, or any securities of the same or a similar class as the Notes, other than the Notes offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act) of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date hereof is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.
     Section 5.20 Internal Controls.
          (a) The Company maintains a system of internal control over financial reporting that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
          (b) To the knowledge of the Company, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting.
          (c) The Company maintains disclosure controls and procedures that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and, to the knowledge of the Company, such disclosure controls and procedures are effective.
     Section 5.21 Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Notes to be issued and sold by the Company under this Agreement and the application of the net proceeds from such sale as described in Section 5.14, will not be required to register as an “investment company,” as such term is defined in the Investment Company Act.
Section 6. Representations of the Purchasers.
     Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account and not with a view to the distribution thereof in violation of the Securities Act, it being recognized that the Initial Purchaser is selling the Notes hereunder solely to Qualified Institutional Buyers pursuant to Rule 144A promulgated by the SEC under the Securities Act, as amended from time to time (“Rule 144A”). Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Each Purchaser represents that it is a Qualified Institutional Buyer acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also Qualified Institutional Buyers) and is aware that the sale of the Notes to such Purchaser will be made in reliance on Rule 144A. Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.
Each Purchaser agrees that it will only offer, sell or otherwise transfer the Notes (a) to the Company or the Initial Purchaser, or by, through or in a transaction approved by, the Initial Purchaser, or (b) as long as the Notes are eligible for resale pursuant to Rule 144A, to a Person it reasonably believes is a Qualified Institutional Buyer under Rule 144A that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance on Rule 144A. Each Purchaser acknowledges that the Company and the Initial Purchaser will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that, if any of the acknowledgements, representations or agreements are no longer accurate, it shall promptly notify the Company and the Initial Purchaser; and if any Purchaser is acquiring any Notes as a fiduciary or agent for one or more Persons who qualifies as Qualified Institutional Buyers, such Purchaser represents that it has sole investment discretion with respect to each such Person and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such Person. Each Purchaser acknowledges that (i) the Initial Purchaser, Piper Jaffray & Co., is a subsidiary of the Company, (ii) its registered representative at Piper Jaffray & Co. in connection with this purchase is an employee of Piper Jaffray & Co., (iii) Piper Jaffray & Co. may compensate such Purchaser’s registered representative by reference to the dollar amount of the Notes such Purchaser is purchasing from the Initial Purchaser and (iv) it is aware that the relationships referred to above pose a potential conflict of interest.
     Section 6.2. Source of Funds. No Purchaser is an “employee benefit plan” or an entity whose underlying assets are deemed to include “plan assets” by reason of the investment by an “employee benefit plan” in the entity within the meaning of 29 C.F.R. Section 2510.3-101.

As used in this Section 6.2, the term “employee benefit plan shall have the meaning assigned to such term in section 3 of ERISA.
Section 7. Information as to Company.
     Section 7.1. Financial and Business Information. The Company shall deliver to each Purchaser, and to each holder and Beneficial Holder of Notes that requests it:
          (a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
          (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
          (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.piperjaffray.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
          (b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

          (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
          (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by
          (A) an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and
          (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;
          (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser, holder or Beneficial Holder of Notes), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided, that the Company shall be deemed to have made such delivery if it shall timely have made Electronic Delivery thereof;
          (d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
          (e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
          (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
          (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or
          (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to the Plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
          (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any publicly available notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

          (g) Requested Information — with reasonable promptness, such other publicly available data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by such Purchaser, holder or Beneficial Holder of Notes or such information regarding the Company required to satisfy the requirements of Rule 144A in connection with any contemplated transfer of the Notes.
     Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a Purchaser, holder or Beneficial Holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
          (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 9.7 through Section 9.10, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
          (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
     Section 7.3. Visitation. The Company shall permit the representatives of each Purchaser, holder and Beneficial Holder of Notes:
          (a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser, holder or Beneficial Holder of Notes and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
          (b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
In connection with the exercise by a Purchaser, holder or Beneficial Holder of Notes of any rights under this Section 7.3, the Company may require such Purchaser, holder or Beneficial Holder of Notes to execute a confidentiality agreement containing customary terms.
Section 8. Payment and Prepayment of the Notes.
     Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof. Except as provided in Section 8.5, the Notes are not prepayable, in whole or in part.
     Section 8.2. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
     Section 8.3. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.4. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 8.5. Change in Control.

          (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.5. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in subparagraph (c) of this Section 8.5 and shall be accompanied by the certificate described in subparagraph (h) of this Section 8.5.
          (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.5 or an election to prepay the Notes as described in subparagraph (e) of this Section 8.5, accompanied by the certificate described in subparagraph (h) of this Section 8.5, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.5.
          (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.5 shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, the Notes held by each holder and Beneficial Holder of Notes on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.5, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).
          (d) Acceptance; Rejection. A holder or Beneficial Holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.5 by causing a notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder or Beneficial Holder of Notes to respond to an offer to prepay made pursuant to this Section 8.5 shall be deemed to constitute a rejection of such offer by such holder or Beneficial Holder of Notes.
          (e) Voluntary Prepayment. The Company may, at its option, elect to prepay the Notes in whole, but not in part, upon the occurrence of a Change of Control.
          (f) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.5 shall be at 101% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (g) of this Section 8.5.
          (g) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.5, or an election by the Company pursuant to subparagraph (e) of this Section 8.5, is subject to the occurrence of the Change in Control in respect of which such offers and acceptances, or election, shall have been made. In the event that such Change in

Control does not occur on the Proposed Prepayment Date in respect thereof (or any date specified in the election by the Company pursuant to subparagraph (e) of this Section 8.5), the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances, or election by the Company to prepay, made pursuant to this Section 8.5 in respect of such Change in Control shall be deemed rescinded).
          (h) Officer’s Certificate. Each offer or election to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer or election, specifying: (i) the Proposed Prepayment Date; (ii) that such offer or election is made pursuant to this Section 8.5; (iii) the principal amount of each Note offered or elected to be prepaid; (iv) the interest that would be due on each Note offered or elected to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.5 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
          (i) “Change in Control” Defined. “Change in Control” is defined in Schedule B.
          (j) “Control Event” Defined. “Control Event” means:
          (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, or
          (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.
Section 9. Affirmative Covenants.
          The Company covenants that so long as any of the Notes are outstanding:
     Section 9.1. Compliance with Law. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
     Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
     Section 9.6. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

     Section 9.7. Minimum Consolidated Net Worth. The Company will maintain, as of the end of each fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2010, Consolidated Tangible Net Worth in an amount at least equal to the Minimum Consolidated Tangible Net Worth.
     Section 9.8. Minimum Regulatory Net Capital. The Company will cause its Subsidiary, Piper Jaffray & Co., to maintain Regulatory Net Capital of at least $150,000,000.
     Section 9.9. Maximum Consolidated Funded Indebtedness to Total Capitalization. The Company will maintain, as of the end of each fiscal quarter, a ratio of Consolidated Funded Indebtedness to Total Capitalization of not more than 0.20 to 1.00.
     Section 9.10. Minimum Operating Cash Flow to Consolidated Fixed Charges. The Company will maintain, as of the end of each fiscal quarter, a ratio of Operating Cash Flow for the period commencing on January 1, 2010 through the end of such fiscal quarter to Consolidated Fixed Charges for the period commencing on January 1, 2010 through the end of such fiscal quarter, of at least 2.00 to 1.00.
Section 10. Negative Covenants.
          The Company covenants that so long as any of the Notes are outstanding:
     Section 10.1. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and the Company delivers to each holder of Notes within 10 days after any such transaction or group of related transactions involving aggregate consideration in excess of $10,000,000, (a) a resolution of the board of directors of the Company set forth in an Officers’ Certificate certifying that such transaction or group of related transactions complies with this Section 10.1 and that such transaction or group of related transactions has been approved by a majority of the members of the board of directors of the Company and, (b) an opinion as to the fairness to the Company or such Subsidiary of such transaction or group of related transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     Section 10.2. Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
          (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
          (b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.
     Section 10.3. Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.
     Section 10.4. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.
     Section 10.5 Restricted Payments. After the occurrence and during the continuation of an Event of Default, the Company will not make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of any equity or ownership interest of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary. The Company will not make any payment on any Indebtedness of the Company that is subordinated in right of payment to the Notes that is prohibited by the applicable subordination provisions.
Section 11. Events of Default.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
          (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
          (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 8.5(a), Sections 9.7, 9.9 or 9.10, or Sections 10.1 through 10.4; or
          (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11 (a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
          (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
          (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding and has an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness that has an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
          (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
          (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or
          (i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
          (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to the Plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
          (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
          (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder or Beneficial Holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder or Beneficial Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder or Beneficial Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s or Beneficial Holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder or Beneficial Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder or Beneficial Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder or Beneficial Holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Notes will be registered in the name of Cede & Co., as nominee for DTC. If Notes are taken out of the DTC book-entry system and issued in definitive form, the Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. If Notes are taken out of the DTC book-entry system and issued in definitive form, upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A-1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1 and 6.2.

          (b) The Company shall deliver a single permanent global Note in registered form, substantially in the form set forth in Exhibit A-2 (the “Global Notes”), registered in the name of Cede & Co., the nominee of DTC, duly executed by the Company. The Company will require that all resales be made in compliance with the provisions of Rule 144A to Qualified Institutional Buyers who have advised the Company in writing that they are purchasing the Note for their own account or accounts with respect to which such Qualified Institutional Buyer exercises sole investment discretion and that such Qualified Institutional Buyer is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that Piper Jaffray & Co. is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A. Any such transferee shall be deemed to have also made the representations set forth in Sections 6.1 and 6.2.
          (c) If a beneficial interest in the Global Notes is proposed to be transferred, the transfer of such beneficial interest may be effected only through the book-entry system maintained by DTC.
          (d) The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and applicable state securities laws or unless an exemption from such requirement is available. Upon the registration of transfer, exchange or replacement of Notes, the Company shall deliver only Notes that bear a legend to such effect.
     Section 13.3. Replacement of Notes. If Notes are taken out of the book-entry system of DTC and issued in definitive form, upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be notice from such holder of such ownership and such loss, theft, destruction or mutilation), and
          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
          (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
          Section 13.4. Book-Entry Provisions for Global Notes. (a) The Notes issued to the Purchasers hereunder shall be in the form of a Global Note which initially shall be registered in the name of Cede & Co., the nominee of DTC. The ownership interests of each beneficial holder (a “Beneficial Holder”) of a Global Note will be recorded on DTC’s records and are expected to receive written confirmations from DTC of their transaction from the direct or indirect participants in DTC (“Agent Members”). Agent Members shall have no rights under this Agreement with respect to any Global Notes held on their behalf by DTC, or under any Global Note, and DTC may be treated by the Company and any agent of the Company as the absolute owner of each Global Note for all purposes whatsoever; provided, that each Beneficial Holder shall have the rights expressly granted to Beneficial Holders hereunder, subject to written notice to the Company from such Beneficial Holder confirming its status as a Beneficial Holder and disclosing the principal amount of its beneficial interest in the Global Note. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Beneficial Holder of any Note.
          (b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to DTC, its successors or nominees. Interests of Beneficial Holders in any Global Note may be transferred or exchanged for physical Notes in accordance with the rules and procedures of DTC and the provisions of Section 13.2.
          (c) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Notes to Beneficial Holders pursuant to clause (b) above, DTC shall reflect on its books and record the date and a decrease in the principal amount of the beneficial interest in such Global Note to be transferred, and the Company shall execute, one or more Notes of like tenor and amount.
          (d) In connection with the transfer of interests of Beneficial Holders in Global Notes for physical Notes pursuant to clause (b) above, the Global Notes shall be deemed to be surrendered to the Company for cancellation, and the Company shall execute, to each such Beneficial Holder identified by DTC in exchange for its beneficial interest in such Global Notes, an equal aggregate principal amount of physical Notes of authorized denominations.
          (e) All transfers and exchanges of Global Notes or beneficial interests therein shall be effected through DTC, in accordance with this Agreement (including applicable restrictions on transfer set forth herein) and the procedures of DTC. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with DTC’s procedures containing information regarding the participant account of DTC to be credited with a beneficial interest in such Global Note and such account shall be credited in accordance with such order with a beneficial interest in the Global Note and the account of the person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Any transferee of a beneficial interest in a Global Note shall be deemed to have made the representations set forth in Sections 6.1 and 6.2.
          (f) The holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a holder of a Note is entitled to take under this Agreement.

Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal and interest becoming due and payable on the Notes shall be made in Chicago, Illinois at the corporate trust office of The Bank of New York Mellon Trust Company, N.A., as paying agent for further payment to DTC and DTC shall make payments to its direct participants for credit to the beneficial owners through DTC’s typical payment procedures.
     Section 14.2. Home Office Payment. If Notes are taken out of the book-entry system of DTC and issued in definitive form, then so long as any Purchaser or its nominee shall be the holder of the Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Person that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder or Beneficial Holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder or Beneficial Holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder and Beneficial Holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder or Beneficial Holder in connection with its purchase of the Notes).
     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
Section 16. Survival of Representations and Warranties; Entire Agreement.
          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder or Beneficial Holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder or Beneficial Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
     Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
     Section 17.2. Solicitation of Holders of Notes.
          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder or Beneficial Holder of Notes as consideration for or as an inducement to the entering into by any holder or Beneficial Holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder or Beneficial Holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder or Beneficial Holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder or Beneficial Holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
          All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
                     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
          (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
         (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Timothy L. Carter, or at such other address as the Company shall have specified to the holder of each Note in writing, or

     (iv) if to the Initial Purchaser, at 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402, attention Timothy L. Carter.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. Reproduction of Documents.
          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder or Beneficial Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20. Reserved.
Section 21. Substitution of Purchaser.
          Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to the original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22. Miscellaneous.
     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note and, in the case of rights expressly granted to Beneficial Holders hereunder, to any Beneficial Holder to the extent set forth herein) whether so expressed or not. Except as set forth in Section 10.2, the Company may not assign any of its rights or obligations under this Agreement or the Notes without the prior written consent of each holder of the Notes.
     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.3 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.
     Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
          For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New

York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Company consents to process being served by or on behalf of any holder or Beneficial Holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
          (c) Nothing in this Section 22.8 shall affect the right of any holder or Beneficial Holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
          (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
     Section 22.9. Piper Jaffray & Co. Execution. Piper Jaffray & Co. is a party to this Agreement solely for purpose of purchasing the Notes from the Company as Initial Purchaser and selling the Notes to the Purchasers hereunder. Piper Jaffray & Co. assumes no responsibility for any obligations, representations, warranties or covenants of the Company.
[Signature Pages Follow]
* * * * *

          If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours, Piper Jaffray Companies
By:	/s/ Timothy L. Carter
Timothy L. Carter, Treasurer

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date thereof.

INITIAL PURCHASER

PIPER JAFFRAY & Co., Solely in Its Capacity As Initial Purchaser

By	/s/ Mary B. Swanson Name: Mary B. Swanson
Its: Assistant Treasurer
[Signature Page to Note Purchase Agreement]

PURCHASERS
PIMCO Funds: Global Investors Series plc Total Return Bond Fund, as Purchaser
PIMCO Funds: Global Investors Series plc StocksPLUS Fund, as Purchaser
PIMCO Funds Short-term Fund, as Purchaser
AXA Premier VIP Trust: multimanager Core Bond Portfolio, as Purchaser
AXA Premier VIP Trust: Multimanager Multi-Sector Bond Portfolio, as Purchaser
The Salvation Army, As Purchaser
PIMCO Funds: Fundamental Advantage Total Return Strategy Fund, as Purchaser
PIMCO Funds Total Return Fund, as Purchaser
By: Pacific Investment Management Company LLC, as investment advisor to each
Purchaser

By	/s/ Chris Dialynas
Name: Chris Dialynas
Its: Managing Director
[Signature Page to Note Purchase Agreement]

Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
Information Relating to Purchasers

Principal Amount of
Name and Address of Purchaser	Notes to be Purchased
PIMCO Funds: Global Investors Series plc Total Return Bond Fund	$36,000,000
PIMCO Funds: Global Investors Series plc StocksPLUS Fund	$1,700,000
PIMCO Funds Short-Term Fund	$35,000,000
AXA Premier VIP Trust: Multimanager Core Bond Portfolio	$5,000,000
AXA Premier VIP Trust: Multimanager Multi- Sector Bond Portfolio	$2,000,000
The Salvation Army	$3,000,000
PIMCO Funds: Fundamental Advantage Total Return Strategy Fund	$17,700,000
PIMCO Funds Total Return Fund	$19,600,000

Total	$120,000,000
All notices to be delivered to:
Pacific Investment Management Company LLC
840 Newport Center Drive, Suite 100
Newport Beach, California 92660
Tel: +1 (949) 720-6000
Fax: +1 (949) 720-1376
Attention: Chief Legal Officer
Schedule A
(to Note Purchase Agreement)

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Agent Members” is defined in Section 13.4(a).
     “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Beneficial Owner” has the meaning as defined by Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), notwithstanding the provisions of Rule 13(d)(1)(i)(A) and (B), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire by conversion of other securities or the exercise of any option, warrant or right, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have the correlative meaning.
     “Beneficial Holder” is defined in Section 13.4(a).
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Minneapolis, Minnesota are required or authorized to be closed.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
Schedule B
(to Note Purchase Agreement)

     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Change in Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Capital Stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” means Piper Jaffray Companies, a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.2.
     “Confidential Information” is defined in Section 20.
     “Consolidated EBITDA” shall mean, for any period, (a) the Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income for such period, the sum of the following for such period: (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period (iii) depreciation and amortization for such period, and (iv) the aggregate amount of extraordinary, non-operating or non-cash charges for such period, and, minus, without duplication, (c) the aggregate amount of extraordinary, non-operating or non-cash income during such period.
     “Consolidated Fixed Charges” means, with respect to any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Lease Rentals for such period.
     “Consolidated Funded Indebtedness” means as of any date of determination the total amount of all Indebtedness of the Company and its Subsidiaries payable one year or more from the date of its creation, including the current portion thereof.
     “Consolidated Interest Expense” shall mean, for any period, the gross interest expense of the Company and its Subsidiaries on Consolidated Funded Indebtedness deducted in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Tangible Net Worth” shall mean the consolidated stockholder’s equity of the Company and its Subsidiaries, as defined according to GAAP; less the purchase price of acquired businesses in excess of the fair market value of tangible net assets, other items of goodwill, patents, trademarks, trade names, copyrights, organization expense, unamortized debt discount and expense, any write-up of the value of any assets, and other like intangibles, all determined on a consolidated basis in accordance with GAAP.
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “DTC” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Securities Exchange Act of 1934, as amended, of other applicable statute or regulation.
     “Electronic Delivery” is defined in Section 7.1(a).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “Event of Default” is defined in Section 11.
     “Form 10-K” is defined in Section 7.1(b).
     “Form 10-Q” is defined in Section 7.1(a).
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Global Notes” is defined in Section 13.2(b).
     “Governmental Authority” means

     (a) the government of
     (i) the United States of America or any State or other political subdivision thereof, or
     (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

     (a) to purchase such indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
     (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

     “holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
     (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and
     (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person or its property remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
     “Initial Purchaser” is defined in Section 2.
     “Interest Payment Date” is defined in Section 1.2.
     “Interest Rate” means a annual interest rate equal to the LIBOR Rate, plus 4.10%, adjusted quarterly on the last day of December, March, June and September.
     “Lease Rentals” shall mean, for any period, the aggregate amount of rental or operating lease expense payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP.
     “LIBOR Rate” means, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a three month period in an amount comparable to the aggregate amount of the Notes (as displayed in the Bloomberg Financial Market System or any successor thereto or any other service selected by the Company that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (b) if such rate cannot be determined, the rate per annum equal to the rate determined by the Company to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds, in each case rounded upwards, if necessary, to the nearest .01 of 1%.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
     “Minimum Consolidated Tangible Net Worth” means an amount equal to (i) 80% of the Consolidated Tangible Net Worth of the Company as of December 31, 2009, less (ii) all goodwill and other intangible assets recorded in connection with the Company’s acquisition of Advisory Research, Inc.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “Notes” is defined in Section 1.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

     “Operating Cash Flow” means, for any period, (a) Consolidated EBITDA for such period, plus (b) Lease Rentals for such period, minus (c) capital expenditures to replace existing equipment, income tax expense and dividends paid for such period.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “PTE” is defined in Section 6.2(a).
     “Purchasers” is defined in the first paragraph of this Agreement.
     “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Record Date” is defined in Section 1.2.
     “Regulatory Net Capital” means the Regulatory Net Capital of Piper Jaffray & Co. as shown on its monthly FOCUS report.
     “Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “Rule 144A” is defined in Section 6.1.
     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

     “Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     “Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
     “Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts41A.
     “Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
     “Total Capitalization” means, as of any date, the sum of (a) Consolidated Funded Indebtedness, plus (b) Consolidated Tangible Net Worth.
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule 5.3
Disclosure Materials
None.
EXHIBIT 5.3
(To Note Purchase Agreement)

Schedule 5.4
Subsidiaries of the Company and Ownership of Subsidiary Stock
(a)(i). Subsidiaries of the Company and Ownership

			Percentage
			of Stock
			Owned by
			the
			Company
			and each
	Jurisdiction of		other
Subsidiary Name	Organization	Parent	Subsidiary
Piper Jaffray Newco Inc.	Delaware	Piper Jaffray Investment Management Inc.	100%
Piper Jaffray & Co.	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Ltd.	United Kingdom	Piper Jaffray Companies	100%
PJC Nominees Ltd.	United Kingdom	Piper Jaffray Ltd.	100%
Piper Jaffray Financial Products Inc.	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Financial Products II Inc.	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Financial Products III Inc.	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Funding LLC	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Lending LLC	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Private Capital Inc.	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Private Capital LLC	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Private Equity Funds Group I, LLC	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Ventures Inc.	Delaware	Piper Jaffray Companies	100%
Piper Ventures Capital Inc.	Delaware	Piper Jaffray Ventures Inc.	100%
PJC Capital LLC	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Foundation	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Investment Management Inc.	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Investment Management LLC	Delaware	Piper Jaffray Investment Management Inc.	100%
Fiduciary Asset Management, LLC	Missouri	Piper Jaffray Investment Management Inc.	100%
Piper Jaffray MENA (LP) Inc.	Delaware	Piper Jaffray Companies	100%
PJC Consumer Partners	Delaware	Piper Jaffray Companies	100%
EXHIBIT 5.4
(To Note Purchase Agreement)

			Percentage
			of Stock
			Owned by
			the
			Company
			and each
	Jurisdiction of		other
Subsidiary Name	Organization	Parent	Subsidiary
Acquisition I, LLC
PJC Capital Management LLC	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Lending Inc.	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Green Fund LLC	Delaware	Piper Jaffray Companies	100%
PJC Merchant Banking Partners I, LLC	Delaware	Piper Jaffray Companies	100%
Piper Jaffray Asia Holdings Limited	Hong Kong	Piper Jaffray Companies	100%
Piper Jaffray Asia Limited	Hong Kong	Piper Jaffray Companies	100%
Piper Jaffray Asia Securities Limited	Hong Kong	Piper Jaffray Companies	100%
Piper Jaffray Asia Futures Limited	Hong Kong	Piper Jaffray Companies	100%
Piper Jaffray Asia Management Services Limited	Hong Kong	Piper Jaffray Companies	100%
Goldbond Fund Management (Cayman) Limited	Cayman Islands	Piper Jaffray Companies	100%
Grandward Investments Limited	Hong Kong	Piper Jaffray Companies	100%
(a)(ii). Affiliates of the Company, other than Subsidiaries
None.
(a)(iii). Directors and Senior Officers of the Company

Directors
Andrew S. Duff	B. Kristine Johnson
Addison L. Piper	Lisa K. Polsky
Michael R. Francis	Frank L. Sims
Virginia Gambale	Jean M. Taylor
EXHIBIT 5.4
(To Note Purchase Agreement)

Senior Officers	Title
Andrew S. Duff	Chairman and Chief Executive Officer
Thomas P. Schnettler	President and Chief Operating Officer
James L. Chosy	General Counsel and Secretary
Frank E. Fairman	Head of Public Finance Services
R. Todd Firebaugh	Chief Administrative Officer
Alex P.M. Ko	Head of Piper Jaffray Asia
Robert W. Peterson	Head of Equities
Jon W. Salveson	Head of Investment Banking
Debbra L. Schoneman	Chief Financial Officer
David I. Wilson	CEO, Piper Jaffray Ltd.
M. Brad Winges	Head of Fixed Income Services
(d)
Piper Jaffray & Co. is subject to the uniform net capital rule of the SEC and the net capital rule of Financial Industry Regulatory Authority (“FINRA”). FINRA may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be less than 5 percent of aggregate debit balances. In addition, advances to affiliates, repayment of subordinated debt, dividend payments and other equity withdrawals by Piper Jaffray & Co. are subject to certain notification and other provisions of the SEC and FINRA rules. Piper Jaffray & Co. also is subject to certain notification requirements related to withdrawals of excess net capital.
Piper Jaffray Ltd., which is a registered United Kingdom broker dealer, is subject to the capital requirements of the U.K. Financial Services Authority (“FSA”). Piper Jaffray Asia Holdings Limited operates four entities licensed by the Hong Kong Securities and Futures Commission (“SFC”), which are subject to the liquid capital requirements of the Securities and Futures (Financial Resources). Similar to the requirements of the SEC and FINRA, the FSA and SFC may restrict the ability of these subsidiaries from paying dividends or require notification of advances to affiliates, repayment of debt, dividend payments or other equity withdrawals.
EXHIBIT 5.4
(To Note Purchase Agreement)

Schedule 5.5
Financial Statements
The Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 (that contained Consolidated Statements of Financial Condition as at December 31, 2008 and Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the 12 months then ended, audited by Ernst & Young LLP).
The Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2009 (that contained unaudited Consolidated Statements of Financial Condition as at September 30, 2009 and unaudited Consolidated Statements of Operations for the 3 and 9 months then ended and Consolidated Statements of Cash Flows for the 9 months then ended).
EXHIBIT 5.5
(To Note Purchase Agreement)

Schedule 5.15
Existing Indebtedness
None.
EXHIBIT 5.15
(To Note Purchase Agreement)

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.
[Form of Note]
Piper Jaffray Companies
Variable Rate Senior Note Due December ___, 2010

No. [ ]	[Date]
$[ ]	CUSP No. 724078AA8
ISIN No. US724078AA83
     For Value Received, the undersigned, Piper Jaffray Companies (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] Dollars (or so much thereof as shall not have been prepaid) on December 31, 2010, with interest (computed on the basis of actual days elapsed and a 360-day year) (a) on the unpaid balance hereof at the rate per annum equal to the Interest Rate from the date hereof, payable on the last day of March, June, September and December in each year (each, an “Interest Payment Date”) and at maturity, commencing on March ___, 2010 until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal and on any overdue payment of interest, at a rate per annum from time to time equal to 2% over the rate of interest set forth in clause (a), payable quarterly on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand). Interest payable on each Interest Payment Date will be paid to the holder of this Note as of the immediately preceding Record Date. “Record Date” means, with respect to any Interest Payment Date, the tenth Business Day prior to such Interest Payment Date.
Exhibit A-1
(to Note Purchase Agreement)

     Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the Corporate trust office of The Bank of New York Mellon Trust Company, N.A. in Chicago, Illinois, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 31, 2009 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Sections 6.1 and 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Notes shall be issued in denominations of not less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Piper Jaffray Companies

By
[Name and Title]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 13 OF THE NOTE PURCHASE AGREEMENT GOVERNING THIS GLOBAL NOTE.
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND (B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.
[Form of Global Note]
Piper Jaffray Companies
Variable Rate Senior Note Due December 31, 2010

No. [ ]	December 31, 2009
$[ ]	CUSP No. 724078AA8
ISIN No. US724078AA83
Exhibit A-2
(to Note Purchase Agreement)

     For Value Received, the undersigned, Piper Jaffray Companies (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [                    ] Dollars (or so much thereof as shall not have been prepaid) on December 31, 2010, with interest (computed on the basis of actual days elapsed and a 360-day year) (a) on the unpaid balance hereof at the rate per annum equal to the Interest Rate from the date hereof, payable on the last day of March, June, September and December in each year (each, an “Interest Payment Date”) and at maturity, commencing on March 31, 2010 until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal and on any overdue payment of interest, at a rate per annum from time to time equal to 2% over the rate of interest set forth in clause (a), payable quarterly on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand). Interest payable on each Interest Payment Date will be paid to the record holder of this Note as of the immediately preceding Record Date. “Record Date” means, with respect to any Interest Payment Date, the tenth Business Day prior to such Interest Payment Date.
     Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the corporate trust office of The Bank of New York Mellon Trust Company, N.A. in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 31, 2009 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note and each holder of a beneficial interest in this Note will be deemed, by its acceptance hereof or thereof, to have made the representations set forth in Sections 6.1 and 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Global Note is being held by DTC acting as Depository, and registered in the name of Cede & Co., a nominee of DTC, and transfers shall be made solely through the book-entry system of DTC. This Note is a registered Note and, if issued in certificated form and not held through DTC, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Notes shall be issued in denominations of not less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Piper Jaffray Companies

By	[Name and Title]

Form of Opinion of Special Counsel
to the Company
Matters To Be Covered in
Opinion of Special Counsel to the Company
     1. The Company being a corporation validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.
     2. Due authorization, execution and delivery of the documents and such documents being legal, valid, binding and enforceable.
     3. No conflicts with charter documents, material agreements and laws.
     4. All governmental consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.
     5. No litigation questioning validity of documents.
     6. The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.
     7. The Company not being required to register as an “investment company” under the Investment Company Act.
EXHIBIT 4.4(a)
(To Note Purchase Agreement)